Exhibit 10.10

December 23, 2011

By Federal Express

Douglas J. Mattscheck

403 Lakestone Way

Martinez, GA 30907

Dear Doug:

As we have discussed, your employment with KAGY Holding Company, Inc. (the “Company”) and AGY Holding Corp. (the “Principal Subsidiary”) has terminated, effective as of December 20, 2011 (such date, the “Separation Date” and this letter agreement, the “Agreement”). Reference is made to the Amended and Restated Employment Agreement between you, the Company and the Principal Subsidiary dated as of April 7, 2006 (the “Employment Agreement”). All capitalized terms used in this letter will have the meaning ascribed to them in the Employment Agreement unless otherwise expressly provided herein. The purpose of this letter is to confirm the agreement between you, the Company and the Principal Subsidiary concerning your separation from employment and severance benefits, as follows:

1. Resignation. You hereby resign from your employment, from any and all positions and offices you hold with the Company, the Principal Subsidiary or any of their Affiliates, and from any and all memberships you hold on any boards of directors or other governing boards of the Company, the Principal Subsidiary and those Affiliates and any and all memberships you hold on any of the committees of any such boards (together, the “Resignations”), such Resignations to be effective as of the Separation Date. The Company and the Principal Subsidiary, on their own behalf and on behalf of their Affiliates, hereby accept the Resignations as of the Separation Date. It is understood and agreed that the Company, the Principal Subsidiary and their Affiliates will take actions in reliance on the Resignations and that the Resignations will become irrevocable on the Separation Date. You agree to sign and return such documents confirming the Resignations as the Company, the Principal Subsidiary or any of their Affiliates may reasonably request.

2. Final Wages and Vacation Pay. On or before the next regular payday following the Separation Date, you will receive pay, at your final base rate of pay, for all work performed for the Company from the end of the last payroll period through the Separation Date, to the extent not previously paid. In addition, the Company will continue to pay you your base salary, at the annual rate of $373,171.68 (the “Base Salary”), from the day immediately following the Separation Date through December 31, 2011.

3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your fully meeting your obligations under it, and in full satisfaction of any rights you may have under the Employment Agreement, the Company will provide you with the following pay and benefits:

(a) The Company will continue to pay you your Base Salary for a period of twelve (12) months following the Separation Date (the “Severance Pay Period”). Payments (which will be in addition to the payments described in Section 2) will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement or the date this Agreement, signed by you, is received by the Company. (As indicated below, this Agreement will take effect on the eighth (r) day following the date of your signing, provided you do not timely revoke it.) The first payment, however, will be retroactive to the next business day following the Separation Date.

(b) The Company will pay you a portion of your Target Bonus equal to $111,951.50, which amount represents thirty percent (30%) of the Base Salary, on the date when annual bonuses in respect of 2011 would normally be paid (and in all events no later than May 1, 2012).

(c) If you are enrolled in the Company’s medical, dental and vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law commonly known as “COBRA.” The Company will provide you, under separate cover, with additional information concerning your COBRA rights, which are available to you whether or not you sign this Agreement. If you elect coverage under COBRA by signing and returning the COBRA election form no later than the date you are required to sign and return this Agreement, then, until the conclusion of the Severance Pay Period, provided you remain eligible for coverage under COBRA and Company plans, you will pay the full monthly premium cost for such coverage and the Company will pay you a cash amount equal, on an after-tax to you basis, to the Company’s portion of the premium cost of your coverage and that of your eligible dependents under the Company’s medical, dental and vision plans as of the Separation Date. The Company shall make such payments to you on the first regular Company payday of each month, commencing with the month immediately following the Separation Date, provided that the first payment shall be made on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement or the date this Agreement, signed by you, is received by the Company. To be eligible for these payments, however, you must notify the Company immediately if you begin new employment during the period when the Company is making such payments.

Notwithstanding the foregoing, if the payment by the Company of the payments described herein will subject or expose the Company to taxes or penalties, you and the Company agree to renegotiate the provisions of this Section 3(c) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided you with payments or benefits with an economic value that is no less than the economic value of the payments described herein.

(d) You currently hold an option to purchase 400,000 shares of common stock of the Company (the “Option”), pursuant to the terms of the Company’s 2006 Stock Option Plan (the “Plan) and your option award dated as of April 7, 2006 (your “Option Award”). As of the Separation Date, the Option is vested as to 267,000 shares subject to the Option (the “Vested Option”). The remaining portion of the Option is unvested and, in accordance with the terms of the Plan and your Option Award, is forfeited and terminated without the payment of any consideration therefor effective as of the Separation Date. In respect of the Vested Option, (i) the Company and the Investors (as defined in the Stockholders Agreement referenced below) each agree not to exercise the call option provided for in Section 2(e) of the Option Award as to 100,000 shares of common stock subject to the Vested Option (the “Continuing Option”), which Continuing Option shall remain outstanding as to such 100,000 shares in accordance with the terms of the Option Award and the Plan, and (ii) you agree to forfeit, as of the Separation Date, the remaining Vested Option to purchase 167,000 shares of the Company’s common stock. The Continuing Options will remain exercisable for up to 100,000 shares of the Company’s common stock until April 7, 2016, subject to the terms of the Plan and your Option Award.

4. Acknowledgement of Full Payment, Status of Benefits and Tax Withholding. You acknowledge and agree that the payments provided under paragraphs 2 and 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, the Principal Subsidiary or any of their Affiliates, whether for services provided, under the Employment Agreement or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you. Except as otherwise expressly provided in Section 3(c), your participation in all employee benefit plans and programs of the Company will end as of the Separation Date, in accordance with the terms of those plans and programs. You will not continue to earn vacation or other paid time off after the Separation Date. All payments made by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

5. Equity Ownership. As of the Separation Date, you hold (i) 100,000 shares of common stock of the Company, pursuant to the Management Investor Subscription Agreement dated as of April 7, 2006, (ii) an additional 100,000 shares of common stock of the Company, free of any vesting restrictions, pursuant to the terms of the restricted stock award agreement dated as of April 7, 2006 (your “Restricted Stock Award”), and (iii) the Continuing Option, in each case subject to the terms of the applicable award or other agreements and the Stockholders Agreement between the Company, KAGY Acquisition Corp. and certain stockholders of the Company dated as of April 7, 2006 (the “Stockholders Agreement”). You agree to waive, from and after the Separation Date, your information rights under Section 6.1.1(c) of the Stockholders Agreement, and acknowledge and agree that you will not be provided with the information described in such section following the end of each month ending after the Separation Date. Except as described above you remain subject to the terms of the Stockholder Agreement in all respects, including without limitation with respect to the delivery by the Company of quarterly and annual information under Section 6.1.1(a) and Section 6.1.1(b).

6. Return of Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you will not retain copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

7. Confidentiality and Non-Disparagement.

(a) You acknowledge and agree that you remain bound by Sections 7, 8 and 9 of the Employment Agreement, and hereby affirm your obligations under such provisions with respect to confidentiality, non-competition, non-solicitation, assignment of rights to intellectual property and notification to the Company of new business activities.

(b) In exchange for the severance pay, benefits and other promises set forth herein, you agree and affirm as of the Separation Date, that:

(i) You shall comply with the policies and procedures of the Company and its Affiliates for the protection of Confidential Information and shall never disclose to any Person (except as required by applicable law), or use for your own benefit or gain, any Confidential Information obtained by you incident to your employment or other association with the Company or any of its Affiliates.

(ii) Until the date that is twelve (12) months after the Separation Date (the “Non-Competition Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates within the Restricted Territory. For purposes of this Agreement, “Restricted Territory” means (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States; and (iv) any other country in which any Product has been manufactured, provided, sold or offered or promoted for sale by the Company or any of its Affiliates at any time during the period of your employment or with respect to which the Company or any of its Affiliates has devoted substantial expense in anticipation of launching into such geographic area a portion of their business. Specifically, but without limiting the foregoing, you agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during your employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of your employment has been, a customer of the Company or any of its Affiliates. For the purposes of this Section 7, the business of the Company and its Affiliates shall include all Products and your undertaking shall encompass all items, products and services that may be used in substitution for Products.

(ii) During the Non-Competition Period, you will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

(c) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that you will never disparage or criticize the Company, its business, its management or its services, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

8. Release of Claims.

(a) The Company and the Principal Subsidiary want to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below. This Agreement, which includes the release of claims, creates legally-binding obligations and the

Company and the Principal Subsidiary therefore advise you to consult an attorney before you sign this Agreement.

(b) In exchange for the special severance pay and benefits provided to you under this Agreement, and for other good and valuable consideration not otherwise due to you, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or the Principal Subsidiary, and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time (all of the foregoing causes of action, rights and claims, collectively, “Claims”), and you hereby release and forever discharge the Company, the Principal Subsidiary and all of their past, present and future subsidiaries, affiliates, officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them both individually and in their official capacities, from any and all such Claims.

9. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you, the Company and the Principal Subsidiary, and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only Sections 7, 8, 9 and 10 of the Employment Agreement and any other provisions necessary or desirable to accomplish fully the purpose of these provisions, the Plan, your Option Award solely as to the Continuing Option, the Stockholders Agreement, the Management Investor Subscription Agreement dated as of April 7, 2006, and your Restricted Stock Award, all of which shall continue in full force and effect subject to the terms hereof.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company and the Principal Subsidiary. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c) In signing this Agreement, you give the Company and the Principal Subsidiary assurance that you have had a full and reasonable opportunity to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 7(c) above; that you have read and understood all of those terms; that your acceptance of this Agreement is freely and voluntarily given; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d) The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement.

(e) This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware.

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If the terms of this Agreement are acceptable to you, please sign and return it to Seth M. Hollander, Vice President no later than 21 days from the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying Seth M. Hollander, Vice President in writing of your revocation within that period. If you do not timely revoke this Agreement, then, at the expiration of the seven-day period, this Agreement shall take effect as a legally binding agreement among you, the Company and the Principal Subsidiary on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely, KAGY HOLDING COMPANY, INC.

By:	/s/ Seth M. Hollander
Name: Title:	Seth M. Hollander Vice President

AGY HOLDING CORP.

By:	Seth M. Hollander
Name: Title:	Seth M. Hollander Vice President

Date:

Accepted and agreed:

Signature:	/s/ Douglas J. Mattscheck
Douglas J. Mattscheck

Date: 12/24/11

Solely as to Section 3(d): Kohlberg Partners V, L.P. Kohlberg Investors V, L.P. Kohlberg TE Investors V, L.P. Kohlberg Offshore Investors V. L.P. By: Kohlberg Management V, L.L.C., its general partner

By:
Name: Title:	Seth M. Hollander Partner

Date: